FOR IMMEDIATE RELEASE

For information contact:

PSC
Robert C. Strandberg, President and CEO
William J. Woodard, Vice President and CFO
Charis W. Copin, Director-Investor Relations
716-265-1600

Percon
Michael P. Coughlin, President and CEO
Andy J. Storment, EVP
Jason A. Davis, CFO
541-344-1189

                    PSC AND PERCON ANNOUNCE MERGER AGREEMENT

Rochester, New York--November 10, 1999--PSC Inc. (Nasdaq:PSCX), a global leader in the manufacture and marketing of bar code scanning and automatic identification solutions and Percon Incorporated (Nasdaq:PRCN), a manufacturer of wireless and batch portable data terminals, decoders, input devices and data management application software, located in Eugene, Oregon, today announced they have entered into a merger agreement. The transaction, which was approved by the board of directors of each company, is subject to Percon shareholder and regulatory approvals.

PSC will pay $15.00 in cash for each outstanding share of Percon common stock.

Robert C. Strandberg will retain his position as PSC's President and Chief Executive Officer. Andy J. Storment, Percon's Executive Vice President, will join PSC and will direct the Company's portable data terminal and software businesses. Michael P. Coughlin, Percon's President and CEO, will assist PSC in a consulting capacity regarding sales channel strategies and business development opportunities.

"This acquisition provides significant benefits for PSC shareholders and customers, primarily because it immediately expands our product line beyond bar code scanning into complementary and fast-growing segments of the automatic identification and data capture industry," said Robert C. Strandberg, PSC President and CEO. "Together we will have broader distribution for both companies' product sets and the opportunity to reduce costs, as we capitalize on the strengths of each company."

Michael P. Coughlin, Percon's President and CEO, said, "We are very excited about our merger with PSC. Percon's wireless systems fit very well with PSC's scanner product line and will enable us to offer complete data collection solutions to customers."
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PSC Inc.  is a  leading  manufacturer  and  marketer  of bar code  scanning  and automatic data collection solutions of the highest quality and exceptional reliability. Its broad range of products includes a line of laser based and non-laser based handheld and fixed position bar code scanners, bar code engines and verifiers and automated carton dimensioning systems. Headquartered in the Rochester, New York, suburb of Webster, PSC has manufacturing facilities in Webster and Eugene, Oregon. PSC has sales and service offices throughout Europe, Asia, Australia and the Americas.

Percon Incorporated, a recognized leader in the automatic data collection industry, helps companies improve their productivity and inventory control by providing affordable, high-performance wireless and batch bar code-based data collection systems. From its Eugene, Oregon headquarters and its Paris-based European subsidiary, Percon sells its products through distributors, value-added resellers (VARs), original equipment manufacturers (OEMs) and system integrators in more than 70 countries worldwide.

The projections and other forward-looking statements contained in this release are based on estimates of future performance and are highly dependent upon a variety of factors which could cause actual results to differ materially from these estimates. These factors include the integration of Percon following the contemplated merger, market acceptance of products, competitive product offerings and pricing pressures, the ability to control manufacturing and operating costs, foreign currency and interest rate fluctuations and the disposition of legal issues. Reference should be made to filings with the Securities and Exchange Commission for further discussions of factors that could affect PSC's future results.

Further information is available at the PSC web site: www.pscnet.com and at the Percon web site at www.percon.com.


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